CONFIDENTIAL SEPARATION AGREEMENT,
GENERAL RELEASE AND COVENANT NOT TO SUE

This Confidential Separation Agreement, General Release and Covenant Not to Sue ("Agreement") between Humberto L. Lopez, 19950 W. Country Club Drive, Suite 800, Aventura, Florida 33180 (“Employee”) and Trade Street Residential, Inc. 19950 W. Country Club Drive, Suite 800, Aventura, Florida 33180 (“Employer” or “Company”) sets forth the terms of Employee’s separation from Company; now, in consideration for the mutual promises and covenants set forth herein the parties amicably agree to the following:

1.           Scope of Agreement. This Agreement covers all understandings between Employee and Company relating to Employee's employment and separation from employment with Employer and other matters as referenced herein. When used herein the term "Employer" also includes any or all current affiliated corporations, parent corporations, partnerships, limited liability companies, divisions and subsidiaries, and the directors, officers, shareholders, members, managers, employees, agents, attorneys, successors and assigns of Employer.

2.           Separation Date. Employee's separation is effective September 13, 2013. Employee acknowledges that no other compensation, vacation pay, sick pay, commissions, bonuses, or any other money is or will be owed to Employee by Employer except as otherwise detailed in this Agreement. Employee agrees and acknowledges that he is not entitled to, and hereby waives any right to, any other compensation except as expressly set forth in this Agreement.

3.           Employer Consideration. For and in consideration of the promises made by Employee in Paragraph 4 and elsewhere in this Agreement, Employer agrees:

(a)           Severance: Employer will pay to employee the total sum of $150,000.00 US, paid out in line with the Company’s standard bi-weekly payroll schedule, less all standard payroll deductions. Employee acknowledges that this is an amount Employee is not otherwise entitled to receive. Employee understands and agrees that the first payment will not be disbursed to Employee until this Agreement has been agreed to and signed by both parties and the seven-day revocation period set forth under Paragraph 7 below has expired, and that subsequent payments will be made not later than one month after the prior payment.

(b)           Health Insurance: If employee elects COBRA, the Company will reimburse the employee for the difference between the full COBRA premium costs and amount the company would pay towards the premium, if the employee was an active, full-time employee. The employee must provide proof of payment of full COBRA premium in order to be reimbursed. Reimbursement will be made monthly through payroll and will continue through the earlier of 12 months or the point Employee is entitled to coverage by reason of reemployment or coverage under another’s plan. Employee understands and agrees that any COBRA coverage premium payments beyond the 12 month period shall be the Employee’s sole responsibility.

(c)           Stock Vesting & Lockup Provision: Employee understands and agrees that after this Agreement has been agreed to and signed by both parties and the seven-day revocation period set forth under Paragraph 7 below has expired that Employee will vest in 58,866 shares of the Company’s common stock identified in the attached Exhibit “A”.

(i)           Employee acknowledges that in the course of his employment and in connection with his duties he has had access to and become aware of material information about the Company as defined herein that has not been made public. Material, non-public information is information which is not available to the general public and which could influence an investor to buy, sell or hold securities. Information is non-public until it has been disclosed to the investing public through established news services, such as Dow Jones News Services, and sufficient time has passed to allow the information to be disseminated through the trading markets, typically 48 hours after the release of the information.

Employee understands and acknowledges that the using, disclosing or trading on non-public or “inside” information about the Company for his own (or another’s) financial or other benefit not only violates Company policy but is restricted under federal securities and other applicable laws and rules of the with Securities and Exchange Commission. Such laws make it unlawful for any person who has “material”, nonpublic information about a company to trade the stock or other securities of that company or to disclose such information to others who may trade.

Insider trading is illegal and is prohibited. Violations of such laws may result in civil and criminal penalties.

(ii)           Employee acknowledges and agrees that until November 30, 2013, Employee will not without the prior written consent of the Company make or cause any sale of any securities listed on Exhibit A hereto which, as of the effective date of this Agreement, the Employee owns either of record or beneficially and over which the Employee has the power to control the disposition.

(iii)           Employee also understands and agrees that if he reviews and comments on the information contained in the Company’s Form 8-K filing, that he will return any such comments in writing no later than one (1) full business day before the filing date and that the Company has the right to object to any comments Employee may make regarding the information contained in the Form 8-K.

4.           Employee Consideration. For and in consideration of the promises made by Employer in Paragraph 3 of this Agreement, Employee agrees as follows:

(a)           Employee unconditionally releases, discharges, waives, and holds harmless Employer from each and every claim, cause of action, right, liability, or demand of any kind and nature, whether or not presently known to exist, including, without limitation, those claims arising from, or relating to, Employee's employment or separation from employment with Employer. This general release is a full and final bar to any claims Employee may have against Employer, including, without limitation, any claims:

(i)	arising from Employee's employment, pay, bonuses, vacation, or any other employee benefits, and other terms and conditions of employment or employment practices of Employer;

(ii)	relating to the termination of Employee’s employment with Employer or the surrounding circumstances thereof;

(iii)	relating to any claims for compensatory, punitive, liquidated and/or retaliatory discharge damages; back and/or front pay claims and fringe benefits; or payment of any attorneys' fees for Employee;

(iv)	arising under Civil Rights Act of 1866, 1871, 1964, and 1991, Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Occupational Safety and Health Act, the Immigration Reform Control Act of 1986, the Age Discrimination in Employment Act of 1967, the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act of 1989, any state civil rights acts, the WARN Act (as any of these laws may have been amended) or any other labor, employment, or anti-discrimination laws; and/or

(v)	arising from any contract, tort, whistleblower, personal injury, or wrongful discharge theory or cause of action.

(b)           Employee also waives his right to recover in any action which may be brought on his behalf by any person or entity, including, but not limited to, any governmental board, commission, department or agency such as the Equal Employment Opportunity Commission, the comparable state agency, or the Department of Labor.

(c)           Employee also agrees that he has not filed any lawsuits, actions or charges with any federal, state or local court against the Employer and Employee also agrees that he will not do so at any time based on any matter released in this Agreement.

(d)           Employee and Company each agrees that neither has engaged in any disparaging conduct directed at the other and that neither shall disparage, defame, libel, slander, place in a negative light, or in any other way harm or attempt to harm the reputation, goodwill, or commercial interest of the other, to any person, including but not limited to a current or former customer or employee, a prospective employer or employee, or a member of the media.

(e)           Employee also agrees that this Agreement does not, and shall not be construed to, constitute an admission by the Company of any violation of any federal, state or local statute or regulation, or any violation of any of Employee's rights or of any duty owed by the Employer to Employee.

(f)           Employee agrees not to testify for, appear on behalf of, or otherwise assist in any way any individual, or company, in any claim against Employer unless pursuant to a lawful subpoena issued to Employee. If such a subpoena is issued, Employee will immediately notify Employer and provide it with a copy of the subpoena.

(g)           Employee represents that he has not and will not promote, encourage, advise or in any way discuss with anyone (unless pursuant to a lawful subpoena issued to Employee or as otherwise permitted in this Agreement) pursuit of any claim by any person (including customers and former or present employees of Employer) against Employer. Any such communication or correspondence as referenced herein shall be deemed a breach of this Agreement pursuant to paragraph (k) below, even if Employee makes no specific reference to this Agreement and/or Employee's claims or disputes against Employer. If such a subpoena is issued, Employee will immediately notify Employer and provide it with a copy of the subpoena.

(h)           Employee understands and agrees that, effective on the date of Employee's separation, Employee was and is no longer authorized to incur any expenses, obligations or liabilities or to speak on behalf of the Company. Nevertheless, Employee agrees to cooperate with Employer in connection with any legal matters, if so requested by the Company, including agreeing to make himself available at the Employer's request to assist with matters requiring the provision of information and/or testimony.

(i)           Employee agrees to return all property belonging to Employer. Employee agrees that any information obtained from Employee's employment with Employer is considered proprietary and confidential, and Employee agrees not to disclose such information to anyone at any time and to treat and keep all such information confidential. Specifically, Employee acknowledges and agrees that during the course of his employment with Employer, he obtained, had access to and was privy to confidential information important to Employer. Such confidential information includes but is not limited to, information relating to potential plans, markets, projects, customers and to information relating to business plans, markets, projects, customers, customer lists, sales materials, pricing information, business and marketing strategies, business processes, strategy on specific business plans, information on profit margins, customer preferences and requirements, information relating to business contracts, records, memoranda, project design information, information relating to competitors, information relating to internal structuring, information relating to personnel and files (herein after collectively referred to as "Confidential Information"). Employee acknowledges that Employer has a legitimate business interest in protecting such Confidential Information and trade secrets, which are worthy of protection and are the sole property of Employer. Accordingly, Employee agrees that he shall not divulge or make use of any Confidential Information, directly or indirectly, personally or on behalf of any other person, business, corporation, or entity without prior written consent of Employer. Employee also agrees that all such secret or Confidential Information which he prepared, used, or came into contact with during his employment with Employer shall be and shall always remain the sole property of Employer.

(j)           Employee agrees not to communicate the terms, conditions, or contents of this Agreement to any person or entity in any manner, whether directly or indirectly, without express written consent from Employer authorizing the particular disclosure requested, except that Employee may communicate the terms of this Agreement to his financial advisors, and legal counsel, all of whom shall be advised by Employee before such disclosure that the terms of the Agreement shall not be disclosed by them to any person, unless required by law. Any unauthorized disclosure by such persons shall be deemed a breach of this Agreement by Employee under paragraph (k) below. This provision shall not, however, prohibit Employee from disclosing the terms and conditions of this Agreement if (a) required to do so by court order, provided that any court-ordered disclosure shall only be made to the extent ordered, and only after Employee has given notice in writing to Employer in order to allow Employer reasonable and sufficient time to obtain an appropriate protective order preventing or restricting such disclosure; (b) as may be necessary to accomplish the filing of income tax returns or to fulfill any other legal obligations to the Internal Revenue Service or other federal or state taxing authorities; or (c) as may be necessary to enforce the terms of this Agreement.

(k)           Employee agrees that in the event Employee breaches any of his obligations under this Agreement, including filing a lawsuit based on any matter released by this Agreement, Employee's entitlement to all future payments pursuant to paragraph 3 will be waived and Employer will be entitled to recover all benefits previously paid under paragraph 3 and to obtain all other relief permitted by law or equity.

5.            Entire Agreement; Modification. This Agreement and the Exhibit hereto contains the entire agreement of the parties hereto and there are no agreements, understandings or representations made by Employer or Employee, except as expressly stated herein. This Agreement supersedes all prior agreements and understandings between Employer and Employee. No cancellation, modification, amendment, deletion, addition or other changes in this Agreement or any provision hereof or any right herein provided shall be effective for any purpose unless specifically set forth in a subsequent written agreement signed by both Employee and an authorized representative of Employer.

6.            Time to Consider. Employee is hereby advised and encouraged to consult with an attorney before signing this Agreement. Employee has twenty-one (21) days from the date he received this Agreement in which to consider and accept this Agreement by signing and returning this Agreement to Greg Baumann, Vice President and General Counsel -- Trade Street Residential, 19950 W. Country Club Drive, Suite 800, Aventura, Florida 33180. Employee may, however, accept this Agreement at any time within those 21 days.

7.            Effective Date. Both parties acknowledge that this Agreement is intended to comply with the Older Workers Benefit Protection Act (“OWBP”). Employee further acknowledges being advised to consult with an attorney about the OWBPA and the Agreement before signing it and he fully understands that the Agreement will not become effective or enforceable until seven (7) days from the date that he signs it. During this seven (7) day period, Employee may revoke this Agreement. To revoke, Employee must ensure that written notice of revocation is delivered to Greg Baumann, Vice President and General Counsel -- Trade Street Residential, 19950 W. Country Club Drive, Suite 800, Aventura, Florida 33180, by no later than 5:00 p.m. on the seventh calendar day after Employee signs the Agreement. If Employee does not advise Employer within such seven (7) day period of his intent to revoke this Agreement, this Agreement will become effective and enforceable upon the expiration of the seven (7) days.

8.            Construction. Having had the opportunity to obtain the advice of legal counsel to review, redraft and comment upon this Agreement, Employee agrees that this Agreement shall be construed as if the parties jointly prepared it so that any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other.

9.            Arbitration; Choice of Law; Attorney’s Fees. This Agreement shall be deemed to have been formed and accepted in the State of Florida.

(a)           Except for the right to seek an injunction with respect to any breach of the confidentiality or non-disclosure provisions of this Agreement or any act that may cause the Company irreparable harm, any other controversy, claim, suit, demand, or complaint arising out of, or relating to this Agreement and release or the parties' relationship (whether statutory, in tort or otherwise) including, but not limited to any matter that may have induced Employee to enter into this Agreement (collectively referred to as "Claim"), as well as the validity of this arbitration provision, shall be submitted to final and binding arbitration in Miami-Dade County, Florida and shall be subject to the Federal Arbitration Act, 9 U.S.C. §1, et seq. The Parties agree that any Claim shall be arbitrated by a single arbitrator on an individual basis. Arbitration shall be administered either by JAMS Arbitration, Mediation, and ADR Services, Suite 2600, 600 Brickell Ave., Miami, FL 33131 (www.jamsadr.com), or any other nationally recognized organization that the parties may choose subject to mutual approval [such as the American Arbitration Association [335 Madison Ave., Floor 10, New York, NY 10017-4605 (www.adr.org)] in accordance with the Services then current Commercial Arbitration Rules except for any rule providing for class or mass action. Judgment on the arbitration award may be entered in any court having jurisdiction thereof.

(b)           This Agreement and the release contained herein shall in all respects be governed by, and construed in accordance with, the laws of the State of Florida without giving effect to its conflict of law provisions.

(c)           Each party is to bear its own attorney's fees and costs relating to the preparation and review of this Agreement. In the event that any dispute arising from or relating to this Agreement results in arbitration or an action in court for an injunction, the prevailing party, in addition to all other relief, will be awarded its reasonable costs and expenses, including any expert witness's fees and reasonable attorneys' fees up through and including any confirmation and/or appeal of the award.

10.           Severability: In case any one or more of the provisions contained in this Agreement shall be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision did not exist.

11.           Effect of Waiver: The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of any party, nor shall any waiver operate or be construed as a rescission of this Agreement. No breach of this Agreement shall permit the non-breaching party to repudiate this Agreement or refuse or fail to perform any obligation required hereunder.

12.           Ownership of Claims: Employee acknowledges, warrants and represents that (a) this Agreement was signed only after due consideration and with ample opportunity to confer with an attorney of his own choosing; (b) he is competent and was not fraudulently induced, coerced or intimidated to sign this Agreement and freely and voluntarily agrees to and understands the significance and consequences of its terms; (c) no promise, representation, inducement, agreement or warranty other than those specifically set forth herein has been made or relied upon by him in signing this Agreement; and (d) no claim or judgment which he ever had, now has, or might have against the Company, has been assigned or transferred to any other person or entity and he agrees to indemnify and hold the Company harmless from and against any liability or expenses resulting from the assignment or transfer of any such claim.

13.           Tax Indemnity: Employer makes no representations regarding the taxability of any payments made under this Agreement. Employee acknowledges and understands that Employer has no responsibility for any tax payments, beyond standard payroll deduction, and that Employee accepts sole responsibility for all additional tax payments due as a result of this Agreement. Employee agrees to indemnify Employer for any tax payments that the Internal Revenue Service or any other local, state or federal taxing agency determines to be due and owing as a result of any payment made pursuant to the terms of this Agreement.

14.           Counterparts. This Agreement may be executed in any number of counterparts, and by each of the parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or electronic transmission shall be equally as effective as delivery of a manually executed counterpart of this Agreement.

15.           Adequacy of Consideration. The parties further acknowledge the adequacy of the additional consideration provided herein by each to the other, that this is a legally binding document, and that they intend to be bound by and faithful to its terms.

Agreed to and accepted on and as of the date written below.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

TRADE STREET RESIDENTIAL, Inc.,
its affiliates and assigns

By: /s/ Michael Baumann
Its: CEO

Dated: 09/13/2013

In signing this Agreement, I Humberto L. Lopez agree and certify that: (a) I have carefully read and fully understand the provisions of this Agreement; (b) Employer has, by this Agreement, advised me to consult with an attorney of my choice before signing this Agreement, and I have had an opportunity to do so; (c) I have been allowed a reasonable period of time after receiving this Agreement (up to 21 days) in which to consider it before signing; and, (d) I agree to the terms of this Agreement including paragraph 7 knowingly, voluntarily and without intimidation, coercion or pressure, and I intend to be legally bound by the Agreement.

/s/ Humberto L. Lopez

Humberto L. Lopez

Dated: 09/13/2013

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